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Exhibit 99.1

NEWS RELEASE

Contact:	Robert E. Wheaton President, CEO Buffet, Inc. (480) 425-0397

FOR IMMEDIATE RELEASE: Tuesday, April 29, 2003

STAR BUFFET, INC. REPORTS FILING ITS ANNUAL REPORT
FORM 10-K FOR FISCAL 2003

        SALT LAKE CITY, UT—April 29, 2003—Star Buffet, Inc. (Nasdaq: STRZ) today announced that it has filed its financial statements for the fourth quarter and 52-weeks ended January 27, 2003 with the Securities and Exchange Commission. Following are the highlights:

        Revenues for the 52-weeks fiscal 2003 year ended January 27, 2003 decreased $8.4 million or 10.1 percent from $83.2 million to $74.8 million compared to the prior fiscal year. The decrease in revenues was due to lower same store sales and a reduced number of restaurants in operation as compared with fiscal 2002.

        For fiscal 2003, the total net loss was $1.8 million compared to the prior fiscal year net earnings of $1.5 million. The loss per common share was ($0.62) on a diluted basis on 2,950,000 shares outstanding for fiscal 2003 compared to net income per common share of $0.51 on a diluted basis on 2,950,000 shares outstanding for fiscal 2002. The decrease in net income was primarily attributable to significantly higher food costs as a percentage of sales, a pre-tax charge of $1.8 million for the impairment and disposal of long-lived assets in accordance with SFAS No. 144 and pre-tax charge to earnings for goodwill impairment of $849,000 in accordance with SFAS No. 142.

        Revenues for the 12-week fourth quarter of fiscal 2003 were $16.1 million, a $1.4 million or 7.8 percent decrease compared to $17.4 million for the comparative period of fiscal year 2002. The decrease in revenues was due to lower same store sales and fewer operating restaurants.

        In the fourth quarter of fiscal year 2003 the Company had a net loss of $567 thousand compared to a net income of $384 thousand for the same period last year. The net loss per share was ($0.19) on a diluted basis on 2,950,000 shares outstanding for the fourth quarter of fiscal 2003 compared to a net income per share of $0.13 on a diluted basis on 2,950,000 shares outstanding for the same quarter last year. The decrease in net income was primarily attributable higher food costs as percentage revenue and pre-tax charge to earnings of $791 thousand for the impairment of long-lived assets in accordance with SFAS No. 144 in 2003.

        Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company's acquisition and strategic alliance strategy, the effect of the Company's accounting policies and other risks detailed in the Company's Form 10-K, for the fiscal year ended January 27, 2003 and other filings with the Securities and Exchange Commission.

        Star Buffet, through its subsidiaries, as of Apri1 29, 2003 operates 16 franchised HomeTown Buffet restaurants, eight JB's restaurants, six BuddyFreddys restaurants six JJ North's Country Buffet restaurants, two Casa Bonita Mexican restaurants, two Holiday House restaurants and one North's Star Buffet restaurant. Additionally, two restaurants are presently closed for repositioning and three restaurant facilities are leased to third parties.

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CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(unaudited)

			Twelve Weeks Ended
	Twelve Weeks Ended
	January 27, 2003		January 28, 2002
Total revenues	$16,059	100.0%	$17,419	100.0%

Costs and expenses:
Food costs	5,485	34.2	5,647	32.4
Labor costs	5,536	34.4	6,049	34.7
Occupancy and other expenses	3,438	21.4	3,842	22.1
General and administrative expenses	941	5.9	825	4.7
Depreciation and amortization	750	4.7	838	4.8
Impairment of long-lived assets	791	4.9	—	—

Total costs and expenses	16,941	105.5	17,201	98.7

Income (loss) from operations	(882)	(5.5)	218	1.3

Interest and other income (expense):
Interest expense	(164)	(1.0)	(196)	(1.1)
Interest income	53	0.3	81	0.4
Other income	33	0.2	—	—

Total interest and other income (expense)	(78)	(0.5)	(115)	0.7

Income (loss) before income taxes (benefit)	(960)	(6.0)	103	0.6
Income taxes (benefit)	(393)	(2.5)	(281)	(1.6)

Net income (loss)	$(567)	(3.5)%	$384	2.2%

Net income per common share—basic and diluted	$(0.19)		$0.13

Weighted average shares outstanding—basic and diluted	2,950		2,950

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STAR BUFFET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(unaudited)

			Fifty-two Weeks Ended
	Fifty-two Weeks Ended
	January 27, 2003		January 28, 2002
Total revenues	$74,798	100.0%	$83,218	100.0%

Costs and expenses:
Food costs	25,867	34.6	27,020	32.4
Labor costs	25,695	34.4	28,291	34.0
Occupancy and other expenses	15,918	21.3	17,319	20.8
General and administrative expenses	3,739	5.0	3,552	4.3
Depreciation and amortization	3,360	4.5	3,684	4.4
Impairment of long-lived assets	1,831	2.4	806	1.0

Total costs and expenses	76,410	102.2	80,672	96.9

Income (loss) from operations	(1,612)	(2.2)	2,546	3.1

Interest and other income (expense):
Interest expense	(739)	(1.0)	(1,055)	(1.3)
Interest income	239	0.3	289	0.3
Other income	33	0.1	—	—

Total interest and other income (expense)	(467)	(0.6)	(766)	(1.0)
Income (loss) before income taxes (benefit) and cumulative effect of a change in accounting principle	(2,079)	(2.8)	1,780	2.1
Income taxes (benefit)	(800)	(1.1)	270	0.3

Income (loss) before cumulative effect of a change in accounting principle	(1,279)	(1.7)	1,510	1.8
Cumulative effect of a change in accounting principle—net of tax benefit	(560)	(0.7)	—	—

Net income (loss)	$(1,839)	(2.4)%	$1,510	1.8%

Income (loss) per common share before cumulative effect of a change in accounting principle—basic and diluted	$(0.43)		$0.51
Cumulative effect of a change in accounting principle—net of tax benefit	$(0.19)		$—

Net income (loss) per common share—basic and diluted	$(0.62)		$0.51

Weighted average shares outstanding—basic and diluted	2,950		2,950

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STAR BUFFET, INC. REPORTS FILING ITS ANNUAL REPORT FORM 10-K FOR FISCAL 2003